Exhibit 99.1

Contacts:	Francesca Marraro (media relations)	Christine Rogers Saenz (investor relations)
	(212) 857-5442	(212) 857-5986
	fmarraro@hms.com	csaenz@hms.com
HMS Acquires IntegriGuard to Expand Program Integrity Capabilities
NEW YORK, September 30, 2009 — HMS today announced that it has acquired the business of IntegriGuard LLC, an ISO-certified and URAC-accredited organization devoted to the prevention and detection of fraud, waste, and abuse in the healthcare system. The company is based in Omaha, Nebraska and will operate as a wholly-owned subsidiary of HMS Holdings Corp.
IntegriGuard offers a suite of program integrity and payment accuracy solutions designed to detect fraud and improper payments. The company’s services include audit, compliance and education, data and analysis, eligibility verification, medical review, and investigation services.
In addition to being designated by the Centers for Medicare and Medicaid Services (CMS) as one of 12 Program Safeguard Contractors and one of eight MEDIC contractors, IntegriGuard is one of eight Qualified Independent Contractors for CMS.
“IntegriGuard significantly enhances HMS’s ability to serve the Medicare program, and immediately doubles our presence in the Federal market,” said Bill Lucia, CEO of HMS. “As a combined company, we are in an excellent position to respond to CMS’s increased focus on fraud, waste, and abuse identification, and extend IntegriGuard’s capabilities to other healthcare markets.”
The purchase price was $5.25 million paid in cash. IntegriGuard projects revenues of approximately $12 million for the fiscal year ending March 31, 2010. HMS does not expect this transaction to have a material impact on its 2009 financial results.
IntegriGuard was formerly a wholly-owned subsidiary of Lumetra, a California Nonprofit Mutual Benefit Corporation.
About HMS (NASDAQ:HMSY)
HMS is the leader in coordination of benefits and program integrity services for government healthcare programs. The company’s clients include health and human services programs in more than 40 states, 100 Medicaid managed care plans, the Centers for Medicare and Medicaid Services (CMS), and Veterans Administration facilities. HMS helps ensure that healthcare claims are paid correctly and by the responsible party. As a result of the company’s services, government healthcare programs recover over $1 billion annually, and avoid billions of dollars more in erroneous payments.
###